UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2007

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	000-26749	11-2581812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Harbor Park Drive, Port Washington, New York 11050

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code

(516) 626-0007

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Tery Baskin

On May 21, 2007, National Medical Health Card Systems, Inc., or NMHC, announced that Tery Baskin’s employment with NMHC as Chief Marketing Officer/EVP of Business Development had terminated, effective immediately. On May 24, 2007, NMHC filed a current report on Form 8-K announcing the termination of Mr. Baskin’s employment, and that the terms of an agreement regarding such termination were currently being negotiated.

NMHC and Mr. Baskin had entered into an employment agreement dated as of June 4, 2001 (the “Baskin Employment Agreement”), pursuant to which Mr. Baskin is entitled to severance pay in the event of the termination of his employment by NMHC. A copy of the Baskin Employment Agreement was filed with the Securities and Exchange Commission on October 1, 2001 as Exhibit 10.61 to NMHC’s Annual Report on Form 10-K, and is incorporated herein by reference.

On August 1, 2007, NMHC and Mr. Baskin entered into a Departure Agreement and General Release (the “Baskin Departure Agreement”). Pursuant to the terms of the Baskin Departure Agreement, NMHC has agreed to continue to pay Mr. Baskin his present salary in the amount of $8,846.15 per bi-weekly pay period for a twelve month period, subject to certain limitations. NMHC will also pay Mr. Baskin a commission equal to three cents per net paid claim for the Arkansas State Employees account and the State of Arkansas Public School account, for each net paid claim submitted during the period commencing on the 2007 renewal dates of each such account and ending on the third anniversary of the 2007 renewal dates, provided that Mr. Baskin provides any assistance reasonably requested by NMHC in connection with the renewal of such contracts. Such commission payments shall not exceed a total of $83,333 per calendar year, and shall be no greater than $250,000 in the aggregate. Mr. Baskin also agreed to completely release any and all past, present and future statutory, contract, tort and all other claims against NMHC and its affiliates, subject to certain limitations. The Baskin Departure Agreement will be included as an exhibit to NMHC’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Medical Health Card Systems, Inc.

By:	/s/ GEORGE MCGINN
Name:	George McGinn
Title:	General Counsel

Dated: August 6, 2007